August 19, 2022 Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549-7561 Dear Sirs/Madams: We have read Item 4.01 (b) of Healthcare Realty Holdings, L.P.’s Form 8-K dated August 19, 2022, and we agree with the statements made therein. Yours truly,